Exhibit 99
FOR IMMEDIATE RELEASE

CONTACT:	John F. Corcoran, 312-822-1371 Doreen Lubeck, 773-583-4331
CNA SURETY ANNOUNCES FIRST QUARTER 2009 RESULTS
CHICAGO, May 1, 2009 — CNA Surety Corporation (“CNA Surety” or the “Company”) (NYSE: SUR) today reported net income for the first quarter of 2009 of $20.9 million, or $0.47 per diluted share, compared to $22.9 million, or $0.52 per diluted share, for the same period in 2008. The decrease in net income reflects lower net earned premium and the impact of a higher loss ratio, partially offset by a lower expense ratio.
“CNA Surety continues to produce solid results despite difficult economic conditions,” said John F. Welch, President and Chief Executive Officer. “We began reflecting the anticipated impacts of the economic slowdown in our loss ratio selections during the second half of 2008, and we continued to reserve at a higher level in 2009. Our financial strength continues to grow, and we remain focused on consistent, conservative underwriting.”
For the quarter ended March 31, 2009, gross written premiums decreased 4.7% to $111.1 million compared to $116.6 million for the quarter ended March 31, 2008. Contract surety gross written premiums decreased 6.4% to $67.4 million in the first quarter primarily due to lower demand resulting from fewer new construction projects. Commercial surety gross written premiums decreased 1.7% to $35.0 million in the first quarter, reflecting adverse economic conditions.
Net written premiums decreased 4.1% to $104.0 million compared to $108.4 million for the quarter ended March 31, 2008. This decrease mirrors the decrease in gross written premium mentioned above, slightly offset by lower reinsurance costs.
For the quarter ended March 31, 2009, the loss and combined ratios increased to 29.3 percent and 83.0 percent, respectively, compared to 25.3 percent and 79.2 percent, respectively, for the same period in 2008. The current year ratios reflect a higher loss ratio selection for the current accident year in light of economic conditions.
Net investment income for the quarter ended March 31, 2009 was $12.2 million compared to $11.8 million during the first quarter of 2008 due to an increase in invested assets, partially offset by lower yields, particularly on short-term investments. The annualized pre-tax yields were 4.3% and 4.6% for the three months ended March 31, 2009 and 2008, respectively. At March 31, 2009, the Company’s investment portfolio was in a net unrealized investment gain position of $5.6 million before deferred tax expense compared to a net unrealized loss position of $7.2 million before deferred tax benefit at December 31, 2008.
As of March 31, 2009, stockholders’ equity increased by 4.0% from December 31, 2008, to $797.9 million driven by net income and unrealized investment gains. Book value per share increased to $18.04.

Business Environment
The Company’s business is subject to certain risks and uncertainties associated with the current economic environment and corporate credit conditions. In the past, the Company’s performance has been materially impacted by a significant increase in corporate defaults on a worldwide basis. Because the nature of the business is to insure against non-performance, future results of operations could be negatively impacted by adverse trends in corporate defaults.
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. The Company’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.
NOTE: A conference call for investors and the professional investment community will be held at 11:00 a.m. (EDT) on May 1, 2009. On the conference call will be John F. Welch, President and Chief Executive Officer of CNA Surety Corporation and John F. Corcoran, Chief Financial Officer of CNA Surety Corporation. The call may be accessed by dialing 877-852-6579. It will also be broadcast live at http://www.videonewswire.com/event.asp?id=57938 or go to the investor relations pages of the CNA Surety website (www.cnasurety.com) for further details. The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available beginning at 1:00 p.m. (EDT) on May 1st until 1:00 p.m. (EDT) on May 15, 2009 by dialing 888-203-1112, pass code 6204746, or over the Internet at the foregoing websites.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company’s accounting policies, and other risks detailed in the Company’s Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.
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CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Operating Results:

Gross written premiums	$111,125	$116,625

Net written premiums	$104,019	$108,444

Revenues:
Net earned premiums	$101,151	$102,641
Net investment income	12,246	11,765
Net realized investment losses	(66)	(9)

Total revenues	113,331	114,397

Expenses:
Net losses and loss adjustment expenses(1)	29,588	25,968
Net commissions, brokerage and other underwriting expenses	54,278	55,287
Interest expense	418	619

Total expenses	84,284	81,874

Income before income taxes	29,047	32,523

Income tax expense	8,183	9,621

Net income	$20,864	$22,902

Basic earnings per common share	$0.47	$0.52

Diluted earnings per common share	$0.47	$0.52

Basic weighted average shares outstanding	44,206	44,130

Diluted weighted average shares outstanding	44,376	44,273

See note to Press Release Investor Data on page 5.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Underwriting Results:

Gross written premiums:
Contract	$67,355	$71,952
Commercial	34,978	35,595
Fidelity and other	8,792	9,078

	$111,125	$116,625

Net written premiums:
Contract	$61,025	$64,592
Commercial	34,202	34,774
Fidelity and other	8,792	9,078

	$104,019	$108,444

Net earned premiums	$101,151	$102,641
Net losses and loss adjustment expenses(1)	29,588	25,968
Net commissions, brokerage and other underwriting expenses	54,278	55,287

Underwriting income	17,285	21,386
Net investment income	12,246	11,765
Net realized investment losses	(66)	(9)
Interest expense	418	619

Income before income taxes	29,047	32,523
Income tax expense	8,183	9,621

Net income	$20,864	$22,902

Loss ratio(1)	29.3%	25.3%
Expense ratio	53.7%	53.9%

Combined ratio(1)	83.0%	79.2%

See note to Press Release Investor Data on page 5.

CNA Surety Corporation
Press Release Investor Data
(Amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Cash Flow Data:

Net cash provided by operations	$33,652	$19,193

	March 31,	December 31,
Consolidated Balance Sheet Data:	2009	2008

Invested assets and cash	$1,162,204	$1,126,079
Intangible assets, net	138,785	138,785
Total assets	1,609,466	1,565,519

Insurance reserves	715,456	687,548
Debt	30,917	30,892
Total stockholders’ equity	797,909	767,295

Book value per share	$18.04	$17.37

Outstanding shares	44,240	44,168

Note to Press Release Investor Data

(1)	Includes the effect of recording revisions of prior year reserves, known as reserve development. Nominal revisions of prior year reserves in the three months ended March 31, 2009 and March 31, 2008 had no effect on the loss ratio for the three-month periods then ended.